UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 1, 2015

SENTIO HEALTHCARE PROPERTIES, INC.

 (Exact name of registrant as specified in its charter)

Maryland	000-53969	20-5721212
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

189 South Orange Ave, Suite 1700

Orlando, FL 32801

(Address of principal executive offices)

407-999-7679

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

ITEM 1.01	ENTRY INTO MATERIAL DEFINITIVE AGREEMENTS.

Georgetown and March Put Exercise Second Preferred Unit Issuances

On February 10, 2013, Sentio Healthcare Properties, Inc. (the “Company”) entered into a series of agreements, which have been amended at various points after February 10, 2013, with Sentinel RE Investment Holdings LP (the “Investor”), an affiliate of Kohlberg Kravis Roberts & Co. L.P. (together with its affiliates, “KKR”) for the purpose of obtaining up to a $158.7 million of equity funding to be used to finance future investment opportunities (such investment and the related agreements, as amended, are referred to herein collectively as the “KKR Equity Commitment”). The KKR Equity Commitment and the terms of the material agreements related thereto were previously reported in the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 12, 2013, December 30, 2014 and January 22, 2015 (the “KKR Equity Commitment 8-Ks”).

On January 16, 2015, in connection with the KKR Equity Commitment, the Company’s operating partnership, Sentio Healthcare Properties OP, L.P. (the “Operating Partnership”), agreed to issue 419,120 Series B Convertible Preferred Units in the Operating Partnership (the “Series B Preferred Units”) to the Investor and the Investor agreed to fund $41.9 million related to a construction loan pursuant to a draw schedule (the “Georgetown Put Exercise”), subject to the terms and conditions set forth in a letter agreement dated January 16, 2015 (the “January Letter Agreement”). The January Letter Agreement divided the issuance of the Series B Preferred Units related to the Georgetown Put Exercise into two issuances. The first issuance in the amount of 155,000 Series B Preferred Units occurred on January 16, 2015. The second issuance was to occur upon the receipt by the Company of all necessary lender consents to a “change-of-control” transaction.

On March 26, 2015, in connection with the KKR Equity Commitment, the Investor agreed to purchase 166,800 Series B Preferred Units for $16.7 million (the “March Put Exercise”), subject to the terms and conditions set forth in a letter agreement dated March 26, 2015 (the “March Letter Agreement”). The March Letter Agreement divided the issuance of the Series B Preferred Units related to the March Put Exercise into two issuances. The first issuance was deemed to be 135,980 Series B Preferred Units previously issued on January 16, 2015 in connection with the Georgetown Put Exercise; in connection with the first issuance, the Investor funded $13.6 million to the Company. The second issuance was to occur upon the receipt by the Company of all necessary lender consents to a “change- of-control” transaction. Upon the issuance of the remaining 30,820 Series B Preferred Units related to the March Put Exercise the Investor was required to advance a purchase price of $3.1 million. Further, the first issuance related to the Georgetown Put Exercise was deemed to be 19,020 Series B Preferred Units and thus 400,100 Series B Preferred Units remained to be issued at the second issuance for the Georgetown Put Exercise.

On May 1, 2015, the Company received all lender consents necessary to a consummate a “change of control” event and through the Operating Partnership issued 430,920 Series B Preferred Units to the Investor, the balance of the units remaining to be issued pursuant to the January Letter Agreement and the March Letter Agreement. The units are convertible into approximately 4,300,599 shares of the Company’s common stock at the currently effective conversion price. In addition, in connection with the issuance, the Investor funded $3.1 million to the Company in payment for the units issued for the March Put Exercise.

Information about the Georgetown Put Exercise and the March Put Exercise was previously reported in the Company’s Current Reports on Form 8-K filed with the SEC on January 22, 2015 and April 1, 2015, respectively (the “Letter Agreement 8-Ks”) and is incorporated herein by reference.

Sale of Preferred Units

Also on May 1, 2015, a purchase of securities (the “Golden Put Exercise”) was completed by the Investor pursuant to the KKR Equity Commitment. Pursuant to the Golden Put Exercise, the Investor purchased 53,760 newly-issued Series B Preferred Units, which are convertible into approximately 536,527 shares of the Company’s common stock at the currently effective conversion price, for an aggregate purchase price of $5.38 million:

After giving effect to the Golden Put Exercise, the Investor owns approximately 57.9% of the outstanding shares of the Company’s common stock on an as-converted basis and no securities remain issuable pursuant to the KKR Equity Commitment. The Company has invested the net proceeds from the Golden Put Exercise to acquire an interest in Golden Ridge. Golden Ridge is a 112,500 square foot transitional care skilled nursing development located in Golden, Colorado.

Disclosure concerning the other terms and conditions of the Series B Preferred Units, and the KKR Equity Commitment is incorporated herein by reference from the KKR Equity Commitment 8-Ks. The above summary of the issuance of the Series B Preferred Units does not purport to be complete and is qualified in its entirety by reference to the agreements entered in connection with the KKR Equity Commitment attached to the Prior 8-K and incorporated by reference herein.

ITEM 3.02	UNREGISTERED SALE OF EQUITY SECURITIES.

The sale of the Series B Preferred Units was made pursuant to the private placement exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated by the SEC thereunder. The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENTIO HEALTHCARE PROPERTIES, INC.

Dated: May 6, 2015	By:	/s/ Sharon C. Kaiser
Sharon C. Kaiser,
Chief Financial Officer